Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

OF

MYCAUSE BEVERAGES INC.
(a stock corporation)

ARTICLE I

NAME

The name of the corporation (which is hereinafter referred to as (the "Corporation") shall be MyCause Beverages Inc.

ARTICLE II

INCORPORATOR, REGISTERED OFFICE AND AGENT

Section 1.           Incorporator.  The name and mailing address of the Incorporator are as follows:  Richard G. Klein, Esq., c/o Hofheimer Gartlir and Gross, LLP, 530 Fifth Avenue, New York, New York 10036.

Section 2.           Registered Office and Agent.  The address of the registered office of the Corporation in the State of Delaware is c/o National Corporate Services, Inc., 203 NE Front Street, Suite 101, Milford, Delaware, County of Kent, State of Delaware, 19963. The name of the registered agent of the Corporation in the State of Delaware at such address is National Corporate Services, Inc.

Section 3.           Other Offices.  The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors of the Corporation (the "Board of Directors") may designate or as the business of the Corporation may from time to time require.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended (the "DGCL").

ARTICLE IV

CAPITAL STOCK

Section 1.           Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 25,000,000 (twenty-five million) shares, all of which shall be shares of common stock, par value $0.0001 per share (the "Common Stock"). Except as otherwise provided by law, the shares of stock of the Corporation may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

Section 2.           Voting Rights. Each holder of record of Common Stock is entitled to one vote for each share of Common Stock standing in the name of the holder on the books of the Corporation.

ARTICLE V

BOARD OF DIRECTORS

Section 1.           Number of Directors. The number of directors of the Corporation shall be fixed by the Bylaws of the Corporation (the "Bylaws") and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws and the DGCL

Section 2.           Vacancies and Newly Created Directorships. Any vacancy in the Board of Directors, including a vacancy resulting from an enlargement of the Board of Directors, shall be filled only by a vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.

Section 3.           No Written Ballot for Director Elections. The election of directors of the Corporation need not be conducted by written ballot.

ARTICLE VI

STOCKHOLDER ACTION

Section 1.           Action by Stockholders. Any action required or permitted to be taken by the stockholders of the Corporation must be effected either (a) at a duly called annual or special meeting of the stockholders of the Corporation or (b) without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of a majority of the issued and outstanding Common Stock of the Corporation authorized by law to vote on such action, and such writing or writings are filed with the permanent records of the Corporation.

Section 2.           Special Meetings. Special meetings of stockholders for the transaction of such business as may properly come before the meeting may be called only by order of the Board of Directors pursuant to the Bylaws of the Corporation, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order. If such order fails to fix such place, the meeting shall be held at the principal executive offices of the Corporation. Business conducted at a special meeting of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

ARTICLE VII

BY-LAWS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal the Bylaws under applicable law as it presently exists or may hereafter be amended.

ARTICLE VIII

LIMITATIONS ON DIRECTOR LIABILITY; INDEMNIFICATION

Section 1.           Limitation of Liability.  No director of the Corporation shall be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of any provision of this Certificate of Incorporation inconsistent with the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 2.          Indemnification.  The Corporation shall indemnify its directors and executive officers to the fullest extent permitted by the DGCL, as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader protection rights than permitted prior thereto), and such right to indemnification shall continue as to a person who has ceased to be a director or executive officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, that, except for proceedings to enforce rights and indemnification, the Corporation shall not be obligated to indemnify any director or executive officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented by the Board of Directors.  The right to indemnification conferred by this ARTICLE VIII shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.  The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to other officers, employees and agents of the Corporation similar to those conferred in this ARTICLE VIII to the Board of Directors.  The rights to indemnification and to the advancement of expenses in ARTICLE VIII shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, as amended from time to time, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Section 3.           Change in Rights.  No amendment or repeal of this ARTICLE VIII, nor the adoption of any provision in this Certificate of Incorporation inconsistent with this ARTICLE VIII, shall eliminate or reduce the effect of this ARTICLE VIII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE VIII would accrue or arise, prior to such amendment or repeal or prior to the adoption of any such inconsistent provision.

ARTICLE IX

CORPORATE OPPORTUNITY

Section 1.          Certain Matters Deemed Not A Corporate Opportunity.  A corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or legally able to undertake or is contractually prohibited from undertaking, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 2.          Deemed Notice.  Any person or entity purchasing or otherwise acquiring any interest in any shares of Common Stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE IX.

ARTICLE X

CHOICE OF FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws, (4) any action to interpret, apply, enforce or determine the validity of the Corporation’s Certificate of Incorporation or Bylaws or (5) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.  Any person or entity purchasing or otherwise acquiring any interest in shares of Common Stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE X.

ARTICLE XI

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, modify or repeal any provision contained in this Certificate of Incorporation and any other provisions authorized by the laws of the State of Delaware in force at such time may be added or inserted in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article XI.

THE UNDERSIGNED, being the sole incorporator, for the purpose of forming a corporation pursuant to the DGCL of the State of Delaware, does make and file this Certificate of Incorporation, and does certify that the facts herein stated are true, and accordingly I have hereunto set my hand this 1st day of May, 2013.

s/ Richard G. Klein
Richard G. Klein, Esq., Incorporator